UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009 (November 18, 2009)

AMBAC FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One State Street Plaza, New York, New York 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 18, 2009, the principal operating subsidiary, Ambac Assurance Corporation (“AAC”), of Ambac Financial Group Inc. (“Ambac”), filed its statutory statements as of and for the period ended September 30, 2009. Surplus as regards policyholders amounted to approximately $856 million as of September 30, 2009.

Included in the third quarter statutory results were the effects of commutations of four collateralized debt obligation of asset-backed securities (“CDO of ABS”) exposures completed with multiple counterparties. The CDO of ABS transactions, which have an aggregate of approximately $5,031 million notional outstanding as of September 30, 2009, were settled for cash payments of approximately $520 million. As a result of the commutation settlements, Ambac recorded positive adjustments to its aggregate impairment reserves as of September 30, 2009. The statutory financial results also included the impact from other significant non-recurring third quarter activity such as reinsurance recaptures amounting to $311 million, which had a positive effect on surplus, and the correction of an error in the prior quarter’s estimation of credit derivative impairments amounting to approximately $280 million, which had a negative effect on surplus.

Ambac also expects that it will receive approximately $440 million in tax refunds as a result of the recently passed “Worker, Homeownership and Business Assistance Act of 2009” legislation which will allow Ambac to carryback 2008 and 2009 losses as far back as 2004. The tax refund will have a positive effect on AAC’s surplus in the fourth quarter 2009.

Certain statements in this document are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMBAC FINANCIAL GROUP, INC.
(Registrant)

By:	/S/ SEAN T. LEONARD
Sean T. Leonard
Senior Vice President and Chief Financial Officer

Dated: November 18, 2009